EXHIBIT 10.12(a)




                               September 23, 1996


                                                     Miami Computer Supply, Inc.
                                                     3884 Indian Ripple Road
                                                     Dayton, Ohio  45440



                               VIA CERTIFIED MAIL
                            RETURN RECEIPT REQUESTED



Albert L. Schwarz
453 Rolling Timber Trail
Dayton, Ohio  45429

        Re:    Employment Agreement

Dear Al:

         Pursuant to Section VI of the Employment Agreement dated May 30, 1996 ("Agreement") by and between Miami Computer Supply, Inc. and Albert L. Schwarz, we hereby propose to amend the Agreement as follows:

         Section III.A. shall be deleted in its entirety and replaced with:

         "A. A business plan dated September 3, 1996 ("Plan") for the fiscal years 1996 through 1999 has been approved by the Board of Directors. Executive shall be paid a base salary ("Base Salary") which will be increased based on whether, beginning in 1998, the Company meets the targeted pretax income for the prior fiscal year as set forth in the Plan, as follows: In fiscal 1997, the Base Salary shall be $15,000; in fiscal 1998, (i) if the Company does not meet the targeted pretax income for 1997 under the Plan, Executive's Base Salary for 1998 shall be the product of his Base Salary for 1997 multiplied by 1.06; or (ii) if the Company meets the targeted pretax income for 1997 under the Plan, Executive's Base Salary for 1998 shall be the product of his Base Salary for 1997 multiplied by 1.33; in fiscal 1999, (i) if the Company does not meet the targeted pretax income for 1998 under the Plan, Executive's Base Salary for 1999 shall be the product of his Base Salary for 1998 multiplied by 1.06; or (ii) if the Company meets the targeted pretax income for 1998 under the Plan, Executive's Base Salary for 1999 shall be the product of his Base Salary for 1998 multiplied by 1.25."

Albert L. Schwarz
September 23, 1996
Page 2




        Section III.B. shall be deleted in its entirety and be replaced with:

         "B. In addition to the Base Salary, an annual bonus will be paid to Executive of ten percent (10%) of pretax profits before employee profitsharing or any other bonuses, which amount shall not, beginning in year 1997, exceed in any year the amount of his Base Salary. Executive will be furnished an automobile (up to $35,000, 1996 value) and insurance, repairs, gas, oil, fees, etc., and such other per diem allowances, as approved by the Board of Directors, equaling no more than $1,200 per month for his use for Company business. Executive will control the use and distribution, for Company purposes, of sporting event tickets with a 1996 value of $3,000 per year."

         If you agree to the above amendment, please so signify by executing this letter in the space provided below and returning the copy of the executed letter to me as soon as possible.

                                                    Sincerely,

                                                    /s/Anthony W. Liberati

                                                    Anthony W. Liberati
                                                    Chairman of the Board


Accepted and Agreed this 25th day of October, 1996.


/s/Albert L. Schwarz
Albert L. Schwarz